SHOE CARNIVAL REPORTS SECOND QUARTER FISCAL 2018 FINANCIAL RESULTS
Reports Comparable Store Sales Increase of 6.7 Percent
Raises Fiscal Year 2018 Earnings Per Diluted Share Outlook

FOR IMMEDIATE RELEASE
Evansville, Indiana, August 28, 2018 - Shoe Carnival, Inc. (Nasdaq: SCVL) ("the Company"), a leading retailer of moderately priced footwear and accessories, today reported results for the second quarter and six months ended August 4, 2018.

Second Quarter Highlights

•
Net sales increased 14.2 percent to $268.4 million compared to the second quarter last year, with approximately $19.7 million of this increase attributable to the one-week shift in the calendar due to fiscal 2017 being a 53-week year

•	Comparable store sales increased 6.7 percent

•	Earnings per diluted share increased 217 percent to $0.76

•	Cash and cash equivalents were $38.4 million with no outstanding bank debt as of August 4, 2018

•	Inventory was down 2.0 percent on a per-store basis

Cliff Sifford, Shoe Carnival's President and Chief Executive Officer commented, "We are pleased with our strong financial results for the second quarter which exceeded our expectations. Our mid-single digit comparable store sales increase was primarily driven by a double-digit increase in women's non-athletic footwear with most of our other major footwear categories up mid-single digits. This positive trend has accelerated into the back-to-school season with comparable store sales up 7.7 percent through the first three weeks of August.  This sales increase was on top of a 7.0 percent increase in the full month of August last year.  We believe we remain well positioned for future growth and based on these strong operational and financial results, as well as our outlook for the remainder of the year, we are raising our annual earnings guidance."

Second Quarter Financial Results

Net sales of $268.4 million increased 14.2 percent for the second quarter ended August 4, 2018, compared to net sales of $235.1 million for the second quarter ended July 29, 2017.  Comparable store sales for the thirteen-week period ended August 4, 2018 increased 6.7 percent compared to the thirteen-week period ended August 5, 2017.

Gross profit margin for the second quarter of fiscal 2018 increased to 31.2 percent compared to 29.0 percent in the second quarter of fiscal 2017.  Merchandise margin increased 0.2 percent and buying, distribution and occupancy expenses decreased 2.0 percent as a percentage of net sales compared to the second quarter of fiscal 2017.

Selling, general and administrative expenses for the second quarter of fiscal 2018 increased $7.0 million to $68.9 million.  The increase in expense was primarily due to incentive and equity compensation as a result of the improved financial performance of the Company and advertising expense to support back-to-school sales.  As a percentage of net sales, these expenses decreased to 25.6 percent compared to 26.3 percent in the second quarter of fiscal 2017.

Net income for the second quarter of fiscal 2018 was $11.8 million, or $0.76 per diluted share.  For the second quarter of fiscal 2017, the Company reported net income of $3.9 million, or $0.24 per diluted share.

Six Month Financial Results

Net sales during the six months ended August 4, 2018 increased $37.4 million to $525.8 million compared to the six months ended July 29, 2017.  Comparable store sales for the twenty-six week period ended August 4, 2018 increased 4.0 percent compared to the twenty-six week period ended August 5, 2017.

Net earnings for the first six months of fiscal 2018 were $24.7 million, or $1.59 per diluted share, compared to net earnings of $12.1 million, or $0.73 per diluted share, in the first six months of fiscal 2017.  The gross profit margin for the first six months of fiscal 2018 was 30.6 percent compared to 28.7 percent in the same period last year.  Selling, general and administrative expenses for the first six months increased $8.1 million to $128.9 million.  As a percentage of net sales, these expenses decreased to 24.5 percent compared to 24.7 percent in the first six months of fiscal 2017.  The Company closed six stores during the first six months of fiscal 2018 compared to 12 store openings and nine store closings in the first six months of fiscal 2017.

Store Openings and Closings

The Company expects to open approximately three stores and close approximately 15 to 17 stores during fiscal 2018 compared to opening 19 stores and closing 26 stores during fiscal 2017.

Expected store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
1st quarter 2018	0	3
2nd quarter 2018	0	3
3rd quarter 2018	3	3
4th quarter 2018	0	6 - 8
Fiscal year 2018	3	15 - 17

Fiscal 2018 Outlook

The Company is raising its fiscal 2018 outlook as follows:
•	Net sales in the range of $1.016 billion to $1.020 billion, with comparable store sales up low single digits;
•	Earnings per diluted share in the range of $2.07 to $2.15. Fiscal 2017 earnings per diluted share were $1.15 and adjusted earnings per diluted share were $1.49.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the second quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company's website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Non-GAAP Adjusted Results

The non-GAAP adjusted results for the full year of fiscal 2017 discussed herein exclude the impact of a gain on insurance proceeds recorded in cost of sales related to hurricane affected stores, non-cash impairment charges for underperforming stores and additional stock-based compensation expense recorded in selling, general and administrative expenses and additional income tax expense associated with the enactment of the U.S. Tax Cuts and Jobs Act of 2017 (the "Tax Act").  These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance.  Specifically, the Company believes the adjusted results provide investors with relevant period-to-period comparisons of the Company's core operations.  The unaudited adjusted results are provided in addition to, and not as alternatives for, the Company's reported results determined in accordance with generally accepted accounting principles.  A complete reconciliation of actual results to the adjusted results appears below in the table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands.  As of August 28, 2018, the Company operates 402 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford
President and Chief Executive Officer, or
W. Kerry Jackson
Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer

7500 East Columbia Street
Evansville, IN 47715
www.shoecarnival.com
(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis and hurricane recovery in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of on-line retailers for fashion purchases and the impact on traffic and transactions in our physical stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; the impact of the U.S. Tax Cuts and Jobs Act of 2017; and future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company's SEC filings, including the Company's latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
 (Unaudited)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017

Net sales	$268,366	$235,064	$525,811	$488,453
Cost of sales (including buying,
distribution and occupancy costs)	184,585	166,837	364,703	348,070

Gross profit	83,781	68,227	161,108	140,383
Selling, general and administrative
expenses	68,850	61,803	128,861	120,732

Operating income	14,931	6,424	32,247	19,651
Interest income	(117)	(1)	(119)	(2)
Interest expense	36	149	76	191

Income before income taxes	15,012	6,276	32,290	19,462
Income tax expense	3,237	2,380	7,560	7,335

Net income	$11,775	$3,896	$24,730	$12,127

Net income per share:
Basic	$0.77	$0.24	$1.60	$0.73
Diluted	$0.76	$0.24	$1.59	$0.73

Weighted average shares:
Basic	15,249	16,091	15,387	16,453
Diluted	15,367	16,094	15,446	16,457

Cash dividends declared per share	$0.080	$0.075	$0.155	$0.145

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
(Unaudited)

	August 4, 2018	February 3, 2018	July 29, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$38,405	$48,254	$18,531
Accounts receivable	3,918	6,270	2,798
Merchandise inventories	336,907	260,500	357,467
Other	12,094	5,562	7,029
Total Current Assets	391,324	320,586	385,825
Property and equipment - net	77,254	86,276	96,046
Deferred income taxes	8,384	8,182	10,072
Other noncurrent assets	343	536	869
Total Assets	$477,305	$415,580	$492,812

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$90,928	$41,739	$93,829
Accrued and other liabilities	25,659	15,045	20,367
Total Current Liabilities	116,587	56,784	114,196
Long-term debt	0	0	26,700
Deferred lease incentives	25,006	29,024	28,909
Accrued rent	9,124	10,132	10,977
Deferred compensation	12,074	11,372	11,141
Other	750	966	686
Total Liabilities	163,541	108,278	192,609
Total Shareholders' Equity	313,764	307,302	300,203
Total Liabilities and Shareholders' Equity	$477,305	$415,580	$492,812

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)
(Unaudited)

	Twenty-six Weeks Ended August 4, 2018	Twenty-six Weeks Ended July 29, 2017

Cash Flows From Operating Activities
Net income	$24,730	$12,127
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	11,219	11,961
Stock-based compensation	3,403	927
Loss on retirement and impairment of assets	(227)	1,705
Deferred income taxes	(202)	(472)
Lease incentives	170	1,560
Other	(4,577)	(3,140)
Changes in operating assets and liabilities:
Accounts receivable	2,587	1,626
Merchandise inventories	(76,407)	(77,821)
Accounts payable and accrued liabilities	58,562	27,356
Other	(5,125)	(2,329)
Net cash provided by (used in) operating activities	14,133	(26,500)

Cash Flows From Investing Activities
Purchases of property and equipment	(2,661)	(12,737)
Other	283	0
Net cash used in investing activities	(2,378)	(12,737)

Cash Flows From Financing Activities
Borrowings under line of credit	0	79,200
Payments on line of credit	0	(52,500)
Proceeds from issuance of stock	107	142
Dividends paid	(2,393)	(2,389)
Purchase of common stock for treasury	(19,043)	(29,343)
Shares surrendered by employees to pay taxes on restricted stock	(275)	(286)
Net cash used in financing activities	(21,604)	(5,176)
Net decrease in cash and cash equivalents	(9,849)	(44,413)
Cash and cash equivalents at beginning of period	48,254	62,944
Cash and Cash Equivalents at End of Period	$38,405	$18,531

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
 (Unaudited)

Fifty-three Weeks Ended February 3, 2018

Reported net income per diluted share	$1.15
Gain on insurance proceeds	(0.21)
Non-cash impairment charges	0.21
Additional stock-based compensation expense associated with the Tax Act	0.12
Tax effect of gain on insurance proceeds, non-cash impairment charges and stock-based compensation expense	(0.05)
Additional income tax expense on re-measurement of deferred tax assets and liabilities	0.27
Adjusted diluted earnings per share	$1.49